Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions ”Financial Highlights” and “Experts” in the Prospectus included in this Registration Statement (Form N-2) of Barings BDC, Inc., (the “Registration Statement”) filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference of our report dated February 27, 2020, with respect to the consolidated financial statements of Barings BDC, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2020, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina
September 25, 2024